UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                          September 27, 2005

IMAGEWARE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	001-15757	33-0224167
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10883 Thornmint Road San Diego, CA		92127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code                                                                                                                              (858) 673-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                                    Entry into a Material Definitive Agreement.

On September 27, 2005, we entered into employment agreements with Mr. S. James Miller, Jr., our Chairman and Chief Executive Officer and with Mr. Wayne G. Wetherell, our Chief Financial Officer and Corporate Secretary.

Mr. Miller’s employment agreement has a three year term and provides an annual base salary of $291,048, commencing on October 1, 2005.  Mr. Wetherell’s employment agreement also has a three year term and provides an annual base salary of $174,100, commencing on October 1, 2005.

Both executives are entitled to yearly salary reviews, but in any event each is entitled to an annual cost-of-living salary increase equal to the percentage by which the Consumer Price Index applicable to the San Diego area increased during the prior fiscal year.  On each January 1 during the term of the employment agreements, each executive may receive awards of stock options or restricted stock pursuant to the terms of our Amended and Restated 1999 Stock Option Plan, in an amount to be determined by our Board of Directors.  During the term of the employment agreements, the executives are entitled to participate in any of our bonus plans and employee benefit plans.  They are each also entitled to receive medical benefits, disability insurance benefits paying at least two thirds of the annual base salary, and life insurance equal to two times the annual base salary.  Each executive is entitled to four weeks of paid vacation.   We also agreed to indemnify each executive to the fullest extent allowable under California law and to reimburse each executive for his reasonable entertainment, travel and similar expenses.

Subject to the conditions and other limitations set forth in his respective employment agreement, each executive will be entitled to the following severance benefits if we terminate his employment without cause or in the event of an involuntary termination (as defined in the employment agreements) by us or by the executive: (i) a lump sum cash payment equal to twenty-four months of base salary for Mr. Miller and twelve months base salary for Mr. Wetherell; (ii) continuation of the executive’s fringe benefits and medical insurance for a period of three years; and (iii) immediate vesting of 50% of each executive’s outstanding stock options and restricted stock awards. In the event that the executive’s employment is terminated within the six months prior to or the thirteen months following a change of control (as defined in the employment agreements), the executive is entitled to the severance benefits described above, except that 100% of each executive’s outstanding stock options and restricted stock awards will immediately vest.  Each executive’s eligibility to receive any severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

The foregoing description of our employment agreements with Mr. Miller and Mr. Wetherell is qualified in its entirety by reference to the complete terms of the agreements, which are filed herewith as Exhibits 10.1 and 10.2, respectively.

ITEM 9.01.                                    Financial Statements and Exhibits.

(c) Exhibits

10.1                           Employment Agreement, dated September 27, 2005, by and between S. James Miller, Jr. and Imageware Systems, Inc.

10.2                           Employment Agreement, dated September 27, 2005, by and between Wayne G. Wetherell and Imageware Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.,
a California corporation

Date: September 30, 2005	By:	/s/ Wayne G. Wetherell
Wayne G. Wetherell
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated September 27, 2005, by and between S. James Miller, Jr.
and Imageware Systems, Inc.

10.2	Employment Agreement, dated September 27, 2005, by and between Wayne G. Wetherell and Imageware Systems, Inc.